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                                                                    Exhibit 99.2

SEPRACOR ANNOUNCES A PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

MARLBOROUGH, Mass., Nov 8, 2001 /PRNewswire via COMTEX/ -- Sepracor Inc. (Nasdaq: SEPR) today announced the private placement of $400 million of 5.75% Convertible Subordinated Notes due 2006. This offering, which was made through an initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), is expected to close on November 14, 2001.Sepracor has granted the initial purchaser a 45-day option to purchase an additional $100 million in aggregate principal amount of notes. The notes are convertible into Sepracor's common stock at a conversion price of $60.00 per share, subject to adjustment in certain circumstances. Sepracor may elect to automatically convert the notes on or prior to maturity under certain conditions. Sepracor has agreed to file a registration statement for the resale of the notes and common stock issuable upon conversion of the notes within 60 days after the closing of the offering.

Sepracor expects to use the net proceeds of the offering for working capital and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable states securities laws.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Sepracor's current expectations or forecasts of future events. These may include statements regarding the closing of the offering of the notes, Sepracor's use of the net proceeds from the offering, and other statements regarding matters that are not historical facts. Actual events could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the pharmaceutical industry as well as more specific risks and uncertainties related to Sepracor such as those set forth in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960, or visit the Company's web site at www.sepracor.com.

SOURCE Sepracor Inc.

CONTACT: David P. Southwell, Chief Financial Officer, or Jonae R. Barnes, Vice President, Investor Relations, of Sepracor Inc., +1-508-481-6700 /Company News On-Call: